EXHIBIT 16.1

February 25, 2025

Securities and Exchange Commission

100 F Street

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Transuite.Org Inc.’s Form 8-K dated February 25, 2025, and we agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

Sincerely,

/s/ Mac Accounting Group & CPAs, LLP